Exhibit 1.02

Coherent, Inc.

Conflict Minerals Report

For the year ended December 31, 2013

This Conflict Minerals Report of Coherent, Inc. (“we”, “us” or the “Company”) for calendar year 2013 is provided pursuant to Rule 13p-1 (Rule 13p-1) under the Securities Exchange Act of 1934 (the 1934 Act). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this report, unless otherwise defined herein.  This report has been prepared by management and includes all majority-owned subsidiaries of the Company.

Introduction

We are one of the world’s leading providers of lasers and laser-based solutions. Our products feature superior reliability and performance, and provide significant cost advantages for commercial and industrial customers competing in the most demanding markets.

Founded in 1966, we design, manufacture and market laser sources, laser tools and systems, accessories and components for customers across the globe. In addition to laser sources and tools, we also offer leading-edge beam forming and beam guidance systems as well as laser beam measurement and control equipment.  Our laser products include diode-pumped solid state lasers; fiber lasers; CO2, excimer and ion gas lasers; optically pumped semiconductor lasers; semiconductor lasers; and ultrafast lasers.

The capabilities of our products are exceptionally diverse and are used in a wide range of markets and applications, including microelectronics, including semiconductor test and measurement, and advanced packaging; graphic arts and display; materials processing; instrumentation for biotechnology and medical imaging; production of flat panel displays and solar cells; and  in advanced engineering, genetics, biology, chemistry, and physics.

Conflict minerals are currently defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, unless the Secretary of State determines that additional derivatives are financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, the “Covered Countries”). Collectively, conflict minerals are known as “3TG” — for tin, tantalum, tungsten, and gold.  3TG are commonly used across the electronics industry generally and are necessary to the functionality and/or production of our products.  Uses of the 3TG include:

•                  Gold is a highly efficient conductor that can carry low voltages and currents and remain free of corrosion. It is used in various Coherent systems as connectors, switch and relay contacts, soldering joints, connecting wires and connection strips.

•                  Tin is commonly used in the electronics industry for coating lead or zinc and steel to prevent corrosion. Tin can also be found in Coherent systems used in solders for joining electronic circuits.

•                  Tungsten is often used for electron emitters and is an important mineral for electrical contact materials as tungsten withstands the conditions of an electric arc. Tungsten is an important component in integrated circuitry used within Coherent systems.

•                  Tantalum is a heat-resistant powder that can hold a high electrical charge; it is an important element in creating capacitors that are used to control current flow in the circuit boards in most Coherent systems.

Reasonable Country of Origin Inquiry

At the end of 2012, an internal working group evaluated our supply chain and determined to move forward with a risk-based resource allocation for our reasonable country of origin inquiry (“RCOI”) process.  As a threshold matter, we broke our supply chain into four categories:

Category	Description	Approximate Category Size
One	High Risk. Suppliers from whom we directly source materials that are either fully comprised of, or largely made from, a 3TG material (example, gold)	30 suppliers
Two	Medium Risk. Suppliers from whom we source subsystems, components or other products which are likely to include 3TG (example, electronic subcomponents)	Categories two and three combined contain more than 2,200 suppliers representing over 25,000 unique parts

Three	Low Risk. Commonly used and available (catalog) parts that may contain 3TG materials (example, screws, washers, bolts)
Four	Suppliers which provide products which do not include 3TG (example, a plastic button cover)

Following this category review, we conducted a reasonable country of origin inquiry (RCOI) employing a variety of measures to determine whether the necessary conflict minerals in our products originated from the Covered Countries. For Category One suppliers, we hired an additional team member and re-assigned two senior members of our supply chain organization to directly engage with each supplier.  This engagement included direct discussions as well as written survey responses.  We successfully contacted all Category One suppliers who have reported the following Conflict Minerals status to Coherent: 93% use 3TG and are DRC Conflict Free; 7% use 3TG minerals and have reported such 3TG minerals as DRC conflict undeterminable.

With regards to the large volume of Category Two and Three suppliers, our primary means of determining country of origin is through an active supply-chain survey using the Electronic Industry Citizenship Coalition, Incorporated and Global e-Sustainability Initiative (EICC/GeSI) Conflict Minerals Reporting Template. The EICC/GeSI format has become an industry standard for collecting Conflict Minerals data from the supply chain. To assist us with this survey we retained an expert outside consulting firm.  Over the past eleven months each Category Two and Three supplier has been asked to provide 3TG information. We have made at least three separate attempts to contact the Category Two and Three suppliers who have yet to provide a complete EICC form.  While there are still a number of suppliers which have not sufficiently completed their surveys, as of the time of this filing we have received responses from Category Two and Three suppliers representing approximately 56% of the parts which are likely to contain 3TG minerals that were used in our end products sold in calendar year 2013.  These parts have the following EICC report status:  26% have been found to be “DRC Conflict Free”; 17% are “DRC Conflict Undeterminable”; 3% show 3TG minerals were not used; 10% of the EICC forms are pending approval of our internal quality check; and approximately 44% of the parts are covered by suppliers who have yet to respond.  Due to the incomplete dataset, our conflict minerals classification is currently DRC conflict undeterminable.

For suppliers included in Categories One, Two and Three who have responded to our request for 3TG country of origin, we have been able to determine the following smelter/country information:

Minerals	Smelter / Country of origin may include the following
Gold	Australia, Belgium, Canada, Chile, China, Germany, Hong Kong, Japan, Republic of Korea, Mexico, Switzerland, Taiwan, United States, Uzbekistan
Tantalum	Austria, China, Germany, Japan, Kazakhstan, Russian Federation, United States
Tin	Belgium, Bolivia, Brazil, China, Indonesia, Japan, Malaysia, Peru, Russian Federation, Thailand, United States
Tungsten	Austria, China, Germany, Japan, Russian Federation, United States

The Company believes that, to the extent reasonably determinable by the Company, the following table presents all smelters/refiners which, to the extent known, processed the necessary 3TG minerals that are used in Coherent products during the reporting period. Smelter/refiner information was provided to Coherent by the suppliers through their EICC/GeSI reporting form.

Mineral	Smelter Name	Country
Tin	Cookson	United States
Tin	Mitsubishi Materials Corporation	Japan
Tin	CV Duta Putra Bangka	Indonesia
Tin	CV JusTindo	Indonesia
Tin	CV Makmur Jaya	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Prima Timah Utama	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	EM Vinto	Bolivia
Tin	Gejiu Zi-Li	China
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Gold Bell Group	China
Tin	Jiangxi Nanshan	China
Tin	Liuzhou China Tin	China
Tin	Malaysia Smelting Corp	Malaysia
Tin	Metallo Chimique	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	OMSA	Bolivia
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Koba Tin	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Banka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Yinchendo Mining Industry	Indonesia
Tin	Thaisarco	Thailand
Tin	Yunnan Chengfeng	China
Tin	Yunnan Tin Company Limited	China
Tin	PT Tambang Timah	Indonesia
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States
Tantalum	F&X	China
Tantalum	Gannon & Scott	United States
Tantalum	Global Advanced Metals	United States
Tantalum	H.C. Starck GmbH	Germany
Tantalum	Hi-Temp	United States
Tantalum	Mitsui Mining & Smelting	Japan

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Kemet Blue Powder	United States
Tantalum	Plansee	Austria
Tantalum	RFH	China
Tantalum	Solikamsk Metal Works	Russian Federation
Tantalum	Telex	United States
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tungsten	ATI Metalworking	United States
Tungsten	ATI Tungsten Materials	United States
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd	China
Tungsten	China Minmetals Nonferrous Metals Co Ltd	China
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	China
Tungsten	Global Tungsten & Powders Corp	United States
Tungsten	HC Starck GmbH	Germany
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	China
Tungsten	Jiangxi Tungsten Industry Group Co Ltd	China
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co Ltd	China
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	China
Tungsten	Japan New Metals Co Ltd	Japan
Gold	Asahi Pretec (Saitama Factory)	Japan
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Germany
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corp	Japan
Gold	Caridad	Mexico
Gold	Codelco	Chile
Gold	Dowa	Japan
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Heraeus Ltd Hong Kong	Hong Kong
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Johnson Matthey Limited	Canada

Gold	Johnson Matthey Inc	United States
Gold	JX Nippon Mining & Metals Co., Ltd	Japan
Gold	LS-Nikko Copper Inc	Republic of Korea
Gold	Materion	United States
Gold	Matsuda Sangyo Co. Ltd	Japan
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong
Gold	Metalor USA Refining Corporation	United States
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Ohio Precious Metals LLC.	United States
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Royal Canadian Mint	Canada
Gold	The Refinery of Shandong Gold Mining Co., Ltd	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	China
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	Tokuriki Honten Co., Ltd	Japan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	Valcambi SA	Switzerland
Gold	Xstrata Canada Corporation	Canada
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co. Ltd	China
Gold	Sabin Metal Corp.	United States
Gold	United Precious Metal Refining Inc.	United States

Due Diligence

We are required to perform due diligence in order to determine the conflict minerals status of the necessary conflict minerals used in our products.  Our due diligence processes and efforts have been developed to conform in all material respects with the 2nd edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten (OECD Guidance).  The OECD Guidance provides a five-step framework for risk-based due diligence in the mineral supply chain:  (1) establish strong company management systems; (2) identify and assess risk in the supply chain; (3) design and implement a strategy to respond to identified risks; (4) carry out independent third-party audit of supply chain due diligence at identified points in the supply chain; and (5) report on supply chain due diligence.  We provide further information on each of these elements below.

(1)                                 Establish strong company management systems

In an effort to establish strong management systems, we have:

•                  adopted a corporate policy on conflict-free sourcing including a stated goal to not knowingly source any metals from operations that fund conflict. Further, the policy states that Coherent will seek alternate sources of 3TG if any of our suppliers cannot demonstrate adequate due diligence documenting that the metals used in the manufacture of our products are conflict-free.

•                  posted our corporate policy on our Internet site, http://www.coherent.com/download/8833. The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in this Conflict Minerals Report.

•                  established a new Supplier Environmental Compliance Requirements document outlining the expectation for every supplier to provide Conflict Minerals declaration for all parts and materials provided to Coherent using the EICC/GeSi format. We are currently evaluating the impact of requiring such documentation to be completed prior to the retention of any new supplier on a worldwide basis.

•                  established an internal management system leveraging the industry standard EICC/GeSI form to collect conflict minerals data from all in-scope and active suppliers. As noted above, we have identified over 2,200 suppliers representing over 25,000 unique parts that were identified and are a part of our conflict minerals management program. Surveys have been sent to all suppliers with multiple attempts to contact those suppliers who have yet to respond. Each returned survey is audited internally for its completeness and any potential inconsistencies. Progress is regularly reported to senior leadership and shared with the Corporate Supply Chain organization.

(2)         Identify and assess risk in the supply chain

In an effort to identify and assess risk in the supply chain, we have:

•                  required all in-scope suppliers to disclose active smelters and refiners through the submittal of a complete EICC/GeSI form. Smelters are reviewed to determine whether they are active in the Conflict-Free Smelter Program (“CFSP”).  Pursuant to our corporate policy, future decisions on sourcing will be impacted by a supplier’s response and their participation in the CFSP program.

•                  engaged directly with each Category One supplier to confirm that each such supplier is providing us with a completed EICC/GeSI form and, where appropriate, will consider other suppliers if the supplier is unable to declare their products as DRC conflict free.

(3)         Design and implement a strategy to respond to identified risks

In an effort to design and implement a strategy to respond to identified risks, we:

•                  regularly report to senior management on the status of our Conflict Minerals Program. Additionally, conflict minerals status updates are included in our ISO140000 review management meetings.

•                  regularly review our contingency planning for our supply chain, including replacement risk for those suppliers who have not yet replied to our information requests.

(4)         Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

We do not have a direct supplier relationship with smelters. We will continue to support the development and implementation of independent third party audits of smelters such as the CFSP and will encourage our suppliers to purchase materials from audited, conflict-free smelters.  We are continuing to evaluate direct independent third party audits of our Category One suppliers and an assessment of their diligence steps taken with regards to any purchases made from smelters.

(5)         Report on supply chain due diligence

In an effort to report on supply chain due diligence, we have:

•                  leveraged our new Corporate Policy on Conflict Minerals and Environmental Requirements document, which is provided to all current suppliers (as well as future potential suppliers). Further, suppliers are encouraged to sign a ‘Certificate of Compliance with Coherent’s Environmental Policy’, which includes the obligation to provide Conflict Minerals declarations.

•                  filed this Conflict Minerals Report as an Exhibit to our Form SD and publicly disclosed it on our Internet site under the Corporate Sustainability and Responsibility Tab at www.coherent.com.

Additional Risk Mitigation Steps

As noted above. We have made the determination that our products are DRC conflict undeterminable due to the incomplete dataset provided by our suppliers. In the 2014 reporting period, we will take additional measures to improve our conflict minerals program including:

•                  working with our smaller suppliers to further educate them on the Conflict Minerals rule and assist them in completing the EICC/GeSI form;

•                  critically evaluating the business relationship with suppliers who refuse to provide a complete assessment of their conflict minerals status;

•                  identifying alternate supply sources for suppliers who respond as “Not Conflict Free”; and

•                  requesting that all smelters identified in the EICC/GeSI survey participate in a program such as the CFSP to obtain a “conflict-free” designation.